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                                                                      EXHIBIT 21

                          SUBSIDIARIES OF THE COMPANY

     The following is a list of the active subsidiaries of Vector as of December 31, 2001, indicating the jurisdiction of incorporation of each and the names under which such subsidiaries conduct business. In he case of each subsidiary which is indented, its immediate parent owns beneficially all of the voting securities, except New Valley Corporation of which VGR Holding Inc. and New Valley Holdings, Inc. collectively own approximately 56% of such voting securities.

               NAME OF SUBSIDIARY                             JURISDICTION OF INCORPORATION
               ------------------                             -----------------------------
VGR Holding Inc.                                                         Delaware
     Brooke Group Holding Inc.                                           Delaware
          Liggett Group, Inc.                                            Delaware
     New Valley Holdings, Inc.                                           Delaware
          New Valley Corporation                                         Delaware
     Vector Tobacco Inc.                                                 Delaware


     Not included above are other subsidiaries which, if considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary, as such term is defined by Rule 1-02(w) of Regulation S-X.